UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2009

DAVIDSON DIVERSIFIED REAL ESTATE III, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	0-15676	62-1242599
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Davidson Diversified Real Estate III, L.P., a Delaware limited partnership (the “Registrant”), owns a 99.99% interest in Plainview Apartments, L.P., a South Carolina limited partnership (the “Partnership” or “Seller”).   The Partnership owns Plainview Apartments (“Plainview”), a 480-unit apartment complex located in Louisville, Kentucky.  On April 6, 2009 (the “Effective Date”), the Seller entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, NTS-Plainview Associates, a Kentucky limited partnership (the “Purchaser”), to sell Plainview to the Purchaser for a total sales price of $21,035,000.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as an exhibit.

PURCHASE PRICE.  The total purchase price is $21,035,000, subject to certain prorations and adjustments at the closing.  The total purchase price is subject to a credit in the total amount of the outstanding mortgage loan and accrued interest, which was equal to approximately $15,336,000 as of the Effective Date. The Purchaser currently is the lender with regard to the wraparound debt encumbering Plainview. The Purchaser delivered an initial deposit (the “Initial Deposit”) of $225,000 to Fidelity National Title Insurance Company (“Escrow Agent”).

FEASIBILITY PERIOD.  The feasibility period ends on May 5, 2009. Within one day after the expiration of the feasibility period, the Purchaser is required to deliver an additional deposit of $200,000. If the Purchaser fails to notify the Seller in writing of its intent to terminate the contract prior to the end of the feasibility period, the Initial Deposit will become non-refundable.

CLOSING.  The expected closing date of the transaction is June 5, 2009. The Seller has the option to extend the closing date to July 20, 2009 by delivering written notice to the Purchaser prior to the expiration of the feasibility period. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Purchaser will pay any mortgage assumption, sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the property, recording fees for the transfer documents, all premiums or fees required to be paid by the Purchaser with respect to the title policy, all survey costs and one-half of the customary closing costs of the Escrow Agent. The Seller will pay any transfer taxes and one-half of the customary closing costs of the Escrow Agent.

REPRESENTATIONS AND WARRANTIES.  The Purchaser and the Seller each made limited representations and warranties to the other.

RISK OF LOSS. The risk of loss or damage to Plainview by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than five percent of the purchase price will be borne by the Seller. The Seller agreed to maintain, in full force and effect until the closing date, all existing insurance coverage on Plainview.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Seller.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit its deposits to the Seller, and neither party will be obligated to proceed with the purchase and sale.  The Seller expressly waived the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Seller, prior to the closing, defaults in its representations, warranties, covenants, or obligations then the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $30,000 or, (ii) subject to certain conditions, seeking specific performance of the Seller’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(d)   Exhibit

10 O        Purchase and Sale Contract between Plainview Apartments, L.P., a South Carolina limited partnership, and NTS-Plainview Associates, a Kentucky limited partnership, dated April 6, 2009.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVIDSON DIVERSIFIED REAL ESTATE III, L.P.

By:  Davidson Diversified Properties, Inc.

Managing General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Vice President

Date: April 10, 2009